Exhibit A(2)

FOR IMMEDIATE RELEASE

EXPIRATION AND RESULTS OF THE TENDER OFFER FOR SECURITIES OF MAXCOM

Mexico City, Mexico, September 27, 2013 — Ventura Capital Privado, S.A. de C.V., a sociedad anonima de capital variable, organized and existing under the laws of the United Mexican States (“Ventura Capital”) on behalf of  Banco Invex S.A., Institucion de Banca Multiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, as Trustee for the Trust 1387 (the “Trust”), Javier Molinar Horcasitas (“Javier Molinar”) and Enrique Castillo Sanchez Mejorada ( “Enrique Castillo” together with the Trust, Ventura Capital and Javier Molinar, the “Purchasers”), today announced that the Purchasers’ tender offer (the “U.S.  Offer”) to purchase all of the outstanding Series A Common Stock, without par value (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V. (“Maxcom”), at a price of Ps. 0.9666 per Share, (ii) all of the outstanding Ordinary Participation Certificates (“CPOs”) of Maxcom, at a price of Ps. 2.90 per CPO, and (iii) all of the outstanding American Depository Shares of Maxcom (“ADSs” and collectively with the Shares and CPOs, the Securities”), at a price of Ps. 20.30 per ADS, expired at 12:00 midnight, New York City time, on September 26, 2013. In Mexico (the “Mexican Offer,” and collectively with the U.S.  Offer, the “Equity Tender Offer”), the Purchasers’ simultaneous tender offer to purchase all of the outstanding Shares and CPOs of Maxcom has also expired on September 26, 2013. The Mexican Offer was made on substantially the same terms and at the same prices as the U.S. Offer.

The U.S. Receiving Agent and the Mexican Receiving Agent for the Equity Tender Offer have advised the Purchasers in connection with the Equity Tender Offer that 353,129,264  Shares (including tendered ADSs), or 44.69% of the total outstanding Shares, had been validly tendered and not withdrawn in the Equity Tender Offer (“Tendered Securities”). In the U.S.  Offer, 20,181 ADSs had been validly tendered and not withdrawn.

The conditions to the U.S.  Offer have been satisfied and the Purchasers have accepted for payment all Securities validly tendered pursuant to the U.S.  Offer. Payment for the Securities accepted for purchase will be made promptly.

This communication is neither an offer to purchase nor a solicitation of an offer to sell any Securities. This communication is for informational purpose only. The Purchaser filed a tender offer statement on Schedule TO-T, as amended, including an offer to purchase, a letter of transmittal and related documents, with the Securities and Exchange Commission (“SEC”). The offer to purchase the Securities was made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such tender offer statement.